Exhibit 99.1

[TECO Energy Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY BOARD NAMES SHERRILL HUDSON AS NEW CHAIRMAN,

CEO AS CURRENT CHAIRMAN ROBERT FAGAN RETIRES

John Ramil Named President and COO,

Gordon Gillette Named Executive Vice President and CFO

Tampa, July 7, 2004 — TECO Energy (NYSE: TE) TECO Energy’s board of directors today announced the election of Sherrill Hudson as Chairman and CEO. John Ramil was elected President of TECO Energy and COO, and Gordon Gillette was named Executive Vice President and CFO, all effective immediately. Former Chairman, CEO and President Robert Fagan will retire no later than November 1, 2004, and will continue his employment until his retirement as an assistant to the chairman to facilitate the transition.

“I am honored and excited to take on these new responsibilities with this great company,” Hudson said today. “I look forward to the challenges, and most importantly to working with the dedicated employees of TECO Energy. I also want to thank Bob Fagan for his years of service, and for his assistance during this transition.

“I intend to continue TECO Energy’s strategy, announced in 2003, to focus on its core Florida utility businesses and its long-term profitable unregulated businesses. In addition, I plan to continue the process begun earlier this year of greatly reducing TECO Energy’s exposure to the risks associated with the merchant generation business.

“I look forward to overseeing the company’s transition, with the goal of restoring TECO Energy’s investment grade status. We have the leadership team and dedicated employees needed to improve performance for our investors and to continue good service to our customers.”

Sherrill Hudson, 61, grew up in Mississippi, and is a graduate of Ashland University, Ashland, Ohio. He came to Florida in 1983 and is a well-known business and community leader in South Florida and throughout the state. Hudson has been a member of TECO Energy’s board since January, 2003 and served as Chair of the Audit Committee. He is a Certified Public Accountant, and retired in August 2002 from Deloitte & Touche after 37 years of service, serving for the last 19 years of that tenure in Miami as the managing partner, with oversight responsibilities for Deloitte’s Florida and Puerto Rico offices for most of that time. He served as advisory partner for a number of major clients including FPL Group, Lennar Corporation and Office Depot. He and his wife, Mary Ann, have three grown children and reside in Coral Cables.

Exhibit 99.1

TECO Energy will host a Webcast in conjunction with its second quarter earnings release on Thursday July 29, 2004. Sherrill Hudson, Gordon Gillette and John Ramil will discuss results for the quarter and the company’s strategy. Details on the Webcast will be provided in a separate release.

Additional information related to the company and its operations is available at TECO Energy’s web site at www.teconergy.com.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. TECO Energy’s principal businesses are Tampa Electric, Peoples Gas System, TECO Transport, TECO Coal and TECO Wholesale Generation.

Note: This press release contains forward-looking statements relating to the company’s business plans and strategy, which are subject to the inherent uncertainties in predicting future results and conditions. Important factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: general economic conditions, particularly those in Tampa Electric’s service area affecting energy sales; weather variations affecting energy sales and operating costs; commodity price changes affecting the competitive positions of Tampa Electric and Peoples Gas System, as well as margins at TECO Wholesale Generation and TECO Coal; energy prices and other factors affecting TECO Wholesale Generation’s investments in merchant power plants; regulatory actions affecting Tampa Electric, Peoples Gas System or TECO Wholesale Generation, including Tampa Electric’s ability to successfully recover all its fuel transportation costs; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TECO Wholesale Generation’s ability to successfully operate its projects and complete the contemplated transfer of the Union and Gila River facilities; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and interest rates, credit ratings and other factors that could impact TECO Energy’s ability to obtain access to sufficient capital on satisfactory terms. Some of these factors and others are discussed more fully under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2003.

Contact: News Media: Laura Plumb — (813) 228-1572

Investor Relations: Mark Kane — (813) 228-1772
Internet: http://www.tecoenergy.com